Exhibit 99.1

New York | Lauren Gioia | Jennifer Park | Lauren.Gioia@Sothebys.com | Jennifer.Park@Sothebys.com | +1 212 606 7176

SOTHEBY’S REPORTS SECOND QUARTER 2015 FINANCIAL RESULTS
•Second Quarter 2015 Adjusted Diluted Earnings Per Share* is $1.04
•Sotheby’s Board Increases Share Repurchase Program to $250 million - Will Repurchase $125 million in the Near Term

NEW YORK, 7 August 2015 - Sotheby’s (NYSE: BID) today reported financial results for the second quarter and six months ended 30 June 2015.

For the three and six months ended 30 June 2015, Sotheby’s reported total revenues of $332.0 million and $487.7 million, respectively, a decrease of 1% in both periods as compared to the prior year. This slight decline is largely due to a change in the timing of the summer evening sale of Contemporary Art in London, which was held in the third quarter in 2015 after being held in the second quarter in 2014, as well as unfavorable movements in foreign currency exchange rates which contributed $12.4 million and $20.5 million to the overall decreases in total revenues for the second quarter and first half periods, respectively. Total revenues excluding the impact of foreign currency exchange rate changes* increased by $8.6 million (3%) and $15.5 million (3%), for the three and six month periods, respectively.

For the three and six months ended 30 June 2015, Adjusted Operating Income* of $125.5 million and $147.7 million, respectively, decreased by $23.5 million (16%) and $11.1 million (7%), respectively. The decline is due to the calendar shift of the summer evening sale of Contemporary

Exhibit 99.1

Art in London, as well as a loss incurred on a painting acquired by Sotheby’s earlier in the year and sold at auction in the second quarter. This painting was acquired along with another painting that was sold at auction for an offsetting profit which will be recognized later in the year when payment is received and title passes to the buyer. Also unfavorably influencing the comparison to the prior periods is the impact of provisions recorded in the second quarter as a result of recent developments, including a cancelled sale provision and costs associated with a client claim, both related to property sold in prior years.

Partially offsetting the unfavorable events in the second quarter of 2015 is an increase in private sale commissions as well as an improvement in auction commission margins. For the three and six months ended 30 June 2015, private sale commissions increased $5.4 million (32%) and $3.8 million (13%), respectively, due to an increase in the volume of high-value transactions completed during the second quarter. Also, for the three and six months ended 30 June 2015, Auction Commission Margin increased 0.3% (from 15.2% to 15.5%) and 0.4% (from 14.9% to 15.3%), respectively, primarily due to the change in the buyer's premium rate structure enacted in February, partially offset by a higher level of shared auction commissions and an unfavorable change in sales mix.

The second quarter and year to date periods also benefited from the continued growth of Sotheby’s Financial Services loan portfolio. The loan portfolio of $774.0 million at 30 June 2015 increased $179.7 million (30%) when compared to the prior year, contributing revenue of $24.7 million, a $10.8 million (78%) increase over the first half of 2014.

Second quarter 2015 Adjusted Net Income* is $73.1 million and Adjusted Diluted Earnings Per Share* is $1.04, compared to $87.8 million and $1.26, respectively, a year ago. For the first half of 2015, Adjusted Net Income* is $80.5 million and Adjusted Diluted Earnings Per Share* is $1.15, compared to $84.9 million and $1.20, respectively, in last year’s first half.

Exhibit 99.1

Including charges associated with the CEO and leadership transition, prior year shareholder activism and restructuring, operating income, net income attributable to Sotheby’s and diluted earnings per share are $116.5 million, $67.5 million, and $0.96, respectively, for the second quarter of 2015, and $130.4 million, $77.6 million, and $1.11, respectively, for the second quarter of 2014. Including these charges, operating income, net income attributable to Sotheby’s and diluted earnings per share are $134.9 million, $72.8 million, and $1.04, respectively, for the first half of 2015, and $134.5 million, $71.5 million, and $1.01, respectively, for the first half of 2014.

Sotheby’s Board of Directors has approved an increase of $125 million to the Company’s remaining share repurchase authorization of $125 million, resulting in a total share repurchase authorization of $250 million. The Board has concluded that this share repurchase program strikes a balance between preserving capital for growth, downside risk protection, and returning available capital to shareholders. Sotheby’s intends to repurchase $125 million of its common stock from shareholders in the near term via an Accelerated Share Repurchase (“ASR”) Program. The Company expects the balance of the share repurchase program will be executed in the next 12 - 18 months, via open market transactions and/or additional ASR Programs.

President and Chief Executive Officer Tad Smith said, “Our Company delivered strong sales to date in 2015 but some anomalies in the second quarter depressed the bottom line. We are moving forward with our strategic plan and look forward to reporting its results in due course.”

Share Repurchase
The timing of repurchases and the actual amount purchased will depend on a variety of factors including the market price of the Company’s common stock, general market and economic conditions, and other corporate considerations. Repurchases may be made pursuant to plans intended to comply with Rule 10b5-1 under the Securities Exchange Act of 1934, which could allow the Company to purchase its shares during periods when it otherwise might be prevented from doing so under insider trading laws or because of self-imposed trading blackout periods. The repurchase authorization does not require the purchase of a specific number of shares and is subject to suspension or termination by the Company’s Board of Directors at any time.

Exhibit 99.1

Non-GAAP Financial Measures
* Total revenues excluding the impact of foreign currency exchange rate changes, Adjusted Operating Income, Adjusted Net Income, and Adjusted Diluted Earnings Per Share are non-GAAP financial measures. See Appendix B for a reconciliation of these non-GAAP financial measures to the most comparable measures reported in accordance with GAAP.

Forward-Looking Statements
This release contains certain “forward-looking statements” (as such term is defined in the Securities and Exchange Act of 1934, as amended) relating to future events and the financial performance of the Company. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performances will differ materially from such predictions. Major factors, which the Company believes could cause the actual results to differ materially from the predicted results in the “forward-looking statements” include, but are not limited to, the overall strength of the international economy and financial markets, political conditions in various nations, competition with other auctioneers and art dealers, the amount of quality property being consigned to art auction houses and the marketability at auction of such property. Please refer to our most recently filed Form 10-Q (and/or 10-K) for a complete list of Risk Factors.

Investor Relations Information
All Sotheby’s Press Releases and SEC filings are available on our web site at www.sothebys.com. An outline of the conference call as well as an accompanying slide presentation will be available at http://investor.shareholder.com/bid/events.cfm.
Sotheby’s will host a conference call at 9:00 AM EDT on 7 August 2015, to discuss its second quarter 2015 financial results. Please dial 888-371-8897 and for callers outside the United States, Puerto Rico and Canada, please dial 1-970-315-0479, approximately 15 minutes before the scheduled start of the call. The call reservation number is 65095971.
The conference call will also be accessible via webcast on the Investor Relations section of the Sotheby’s web site at http://investor.shareholder.com/bid/events.cfm.

About Sotheby’s
Sotheby’s has been uniting collectors with world-class works of art since 1744. Sotheby’s became the first international auction house when it expanded from London to New York (1955), the first to conduct sales in Hong Kong (1973), India (1992) and France (2001), and the first international fine art auction house in China (2012). Today, Sotheby’s presents auctions in nine different salesrooms, including New York, London, Hong Kong and Paris, and Sotheby’s BidNow program allows visitors to view all auctions live online and place bids in real-time from anywhere in the world. Sotheby’s offers collectors the resources of Sotheby’s Financial Services, the world’s only full-service art financing company, as well as private sale opportunities in more than 70 categories, including S|2, the gallery arm of Sotheby’s Contemporary Art department, and two retail businesses, Sotheby’s Diamonds and Sotheby’s Wine. Sotheby’s has a global network of 90 offices in 40 countries and is the oldest company listed on the New York Stock Exchange (BID).

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Appendix A

SOTHEBY’S
CONDENSED CONSOLIDATED INCOME STATEMENTS
(UNAUDITED)
(Thousands of dollars, except per share data)

	Three Months Ended		Six Months Ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Revenues:
Agency commissions and fees	$310,377	$316,187	$438,259	$439,315
Inventory sales	7,005	8,733	19,988	34,734
Finance	11,970	8,140	24,657	13,822
License fees	2,468	2,462	4,442	4,159
Other	186	295	335	598
Total revenues	332,006	335,817	487,681	492,628
Expenses:
Agency direct costs	32,730	31,617	44,569	42,054
Cost of inventory sales	16,989	7,518	28,702	32,020
Cost of Finance revenues	3,874	2,024	7,262	2,734
Marketing	4,748	4,564	8,808	7,697
Salaries and related	108,182	97,833	171,112	163,589
General and administrative	44,731	38,210	79,460	75,542
Depreciation and amortization	4,781	5,066	9,563	10,213
CEO separation and transition costs	43	—	4,232	—
Restructuring charges, net	(530)	—	(889)	—
Special charges	—	18,554	—	24,257
Total expenses	215,548	205,386	352,819	358,106
Operating income	116,458	130,431	134,862	134,522
Interest income	630	402	759	818
Interest expense	(9,074)	(8,768)	(17,735)	(17,551)
Other income (expense)	245	694	(1,714)	(748)
Income before taxes	108,259	122,759	116,172	117,041
Equity in earnings of investees	1,982	230	3,126	384
Income tax expense	42,789	45,344	46,713	45,675
Net income	67,452	77,645	72,585	71,750
Less: Net (loss) income attributable to noncontrolling interest	(120)	13	(189)	232
Net income attributable to Sotheby's	$67,572	$77,632	$72,774	$71,518
Basic earnings per share - Sotheby’s common shareholders	$0.97	$1.12	$1.04	$1.02
Diluted earnings per share - Sotheby’s common shareholders	$0.96	$1.11	$1.04	$1.01
Weighted average basic shares outstanding	69,332	68,938	69,211	69,041
Weighted average diluted shares outstanding	69,884	69,491	69,794	69,619
Cash dividends declared per common share	$0.10	$0.10	$0.20	$4.54

Appendix B

USE OF NON-GAAP FINANCIAL MEASURES

GAAP refers to generally accepted accounting principles in the United States of America. Included in this presentation are financial measures presented in accordance with GAAP and also on a non-GAAP basis. Total revenues excluding the impact of foreign currency exchange rate changes, Adjusted Operating Income, Adjusted Net Income, and Adjusted Diluted Earnings Per Share are supplemental financial measures that are not required by or presented in accordance with GAAP. Sotheby's definition of these non-GAAP financial measures is provided in the following paragraphs.

Total revenues excluding the impact of foreign currency exchange rate changes presents total revenues on a constant dollar basis by translating current period results at prior period average foreign currency exchange rates. Adjusted Operating Income is defined as operating income excluding CEO separation and transition costs, leadership transition severance costs, restructuring charges (net), and special charges. Adjusted Net Income is defined as net income attributable to Sotheby's, excluding after-tax CEO separation and transition costs, leadership transition severance costs, restructuring charges (net), and special charges. Adjusted Diluted Earnings Per Share is defined as diluted earnings per share excluding the per share impact of CEO separation and transition costs, leadership transition severance costs, restructuring charges (net), and special charges.

Total revenues excluding the impact of foreign currency exchange rate changes, Adjusted Operating Income, Adjusted Net Income, and Adjusted Diluted Earnings Per Share are important supplemental measures used by the Board of Directors and management in their financial and operational decision making processes, for internal reporting, and as part of Sotheby’s forecasting and budgeting processes as they provide helpful measures of Sotheby’s core operations. These measures allow the Board of Directors and management to view operating trends, perform analytical comparisons, and benchmark performance between periods. Management also believes that these measures may be used by securities analysts, investors, financial institutions, and other interested parties in their evaluation of Sotheby's.

A reconciliation of each of these non-GAAP financial measures to the most comparable measure reported in accordance with GAAP is presented in the following tables (in thousands of dollars, except per share data):

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Total revenues	$332,006	$335,817	$487,681	$492,628
Impact of foreign currency exchange rate changes	12,370	N/A	20,488	N/A
Total revenues excluding the impact of foreign currency exchange rate changes	$344,376	$335,817	$508,169	$492,628
Increase versus prior period - $	$8,559		$15,541
Increase versus prior period - %	3%		3%

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Operating income	$116,458	$130,431	$134,862	$134,522
Add: CEO separation and transition costs	43	—	4,232	—
Add: Leadership transition severance costs	9,501	—	9,501	—
Add: Restructuring charges, net	(530)	—	(889)	—
Add: Special charges	—	18,554	—	24,257
Adjusted Operating Income	$125,472	$148,985	$147,706	$158,779
Decrease versus prior period - $	$(23,513)		$(11,073)
Decrease versus prior period - %	(16%)		(7%)

Appendix B

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net income attributable to Sotheby's	$67,572	$77,632	$72,774	$71,518
Add: CEO separation and transition costs, net of tax	118	—	2,564	—
Add: Leadership transition severance costs, net tax	5,758	—	5,758	—
Add: Restructuring charges (net), net of tax	(387)	—	(612)	—
Add: Special charges, net of tax	—	10,204	—	13,341
Adjusted Net Income	$73,061	$87,836	$80,484	$84,859
Decrease versus prior period - $	$(14,775)		$(4,375)
Decrease versus prior period - %	(17%)		(5%)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Diluted earnings per share	$0.96	$1.11	$1.04	$1.01
Add: CEO separation and transition costs, per share	0.01	—	0.04	—
Add: Leadership transition severance costs, per share	0.08	—	0.08	—
Add: Restructuring charges (net), per share	(0.01)	—	(0.01)	—
Add: Special charges, per share	—	0.15	—	0.19
Adjusted Diluted Earnings Per Share	$1.04	$1.26	$1.15	$1.20
Decrease versus prior period - $	$(0.22)		$(0.05)
Decrease versus prior period - %	(17%)		(4%)